                                   EXHIBIT 2



 Asset Purchase Agreement dated as of December 23, 1996, by and among Vanier
         Graphics Corporation and The Reynolds and Reynolds Company.

                                                                      EXHIBIT 2

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into this 23rd day of December 1996, to be effective as of the 31th day of December 1996, by and among VANIER GRAPHICS CORPORATION, a California corporation ("Company"), and THE REYNOLDS AND REYNOLDS COMPANY, an Ohio corporation ("Purchaser).


                            STATEMENT OF BACKGROUND:

         WHEREAS, Purchaser desires to purchase from Company, and Company desires to sell to Purchaser, all of the assets of Company (except for specific excluded assets) upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, for and in consideration of the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon and subject to the terms and conditions hereinafter set forth, the parties hereto do hereby mutually agree as follows:


                                    ARTICLE I

                                  CERTAIN TERMS

         1.01 DEFINITIONS. For purposes of this Agreement, the following terms when capitalized shall have the meanings set forth below:

                 "9/30/96 BALANCE SHEET" means the balance sheet of Company as of the close of business on September 30, 1996.

                 "ACQUIRED NET BOOK VALUE" means the difference of the Assets (net of all applicable reserves and allowances) less the Assumed Liabilities (exclusive of Assumed Severance) as shown on the Closing Balance Sheet or the Adjusted 9/30/96 Balance Sheet, as applicable.

                 "ADJUSTED 9/30/96 BALANCE SHEET" means the 9/30/96 Balance Sheet as adjusted to eliminate the Excluded Assets and Excluded Liabilities. A copy of the Adjusted 9/30/96 Balance Sheet is attached as Schedule 1.01(a).

                 "APPLICABLE LAWS" means all laws, rules, regulations, Orders, decrees, judgments, awards, covenants, restrictions and ordinances applicable to Company, the Assets, the Business, or any of the Products and Services including those related to Taxes, occupational health and safety, zoning and land use regulations and restrictions, the Governmental Authorizations held by the Company, and the Environmental Laws.

                 "ASSETS" shall mean the properties, assets and rights to be transferred by Company to Purchaser pursuant to this Agreement, which shall include all assets, properties, rights, and privileges, tangible and intangible, of Company, including, but not limited to: the name "Vanier Graphics"; Real Property; equipment and machinery; inventories; accounts receivable; Corporate Agreements; Software; customer orders and lists of customers; product trade names, product trademarks, patents and licenses, including all registrations therefor; manufacturing specifications and procedures;

         marketing materials, sales training materials and research and development projects; the use of any and all trademarks or tradenames of Company in connection with the Business or the sale of the Products and Services; all prepayments and deferred charges attributable to the Assets or the Business; any written information pertaining to the Assets or the Business in Company's possession or control; the good will of Company associated with any Asset (other than Excluded Assets), the Business or the manufacturing and selling of the Products and Services, including, without limitation, good will in connection with Company's customers and its reputation in the trade, as well as with reference to banking, insurance, credit and other institutions; trade secrets of Company including, but not limited to, all customer information relating to Company's customers, cost and supply data, and secret and other formulae and knowhow for the manufacture, preparation, or processing thereof; and all other intangible property connected with the business of Company and related, in any way, to the Assets, the Business, or the Products and Services; provided, however, that the Assets shall not include the assets identified as "Excluded Assets" on
         Schedule 1.01(b).

                 "BANK" means Bank One Trust Company, the escrow agent under the Purchase Price Escrow Agreement.

                 "BUSINESS" shall mean the business of producing business forms and providing printing services, as currently carried on and conducted by Company (including the Company's electronic forms segment).

                 "CLOSING BALANCE SHEET" means a balance sheet reflecting the Assets and Assumed Liabilities (exclusive of Assumed Severance) as of the Effective Time which shall be prepared by Company with the prompt assistance of former employees of the Company who are subsequently employed by the Purchaser. The Closing Balance Sheet will be prepared in accordance with generally accepted accounting principles and otherwise in a manner consistent with the Adjusted 9/30/96 Balance Sheet including the policies and practices of Company attached hereto as Schedule 1.01(c). For purposes of determining the account of the inventory included in the Assets, the parties will jointly conduct a physical inventory at the Effective Time.

                 "CLOSING DELIVERIES ESCROW AGREEMENT" means an agreement in the form of the attached Exhibit 1.01(a).

                 "COBRA" means the continuation health care coverage requirements of Section 4980B of the Internal Revenue Code of 1986, as amended and Sections 601-608 of ERISA and the regulations promulgated thereunder.

                 "EFFECTIVE TIME" means 1159 p.m. on December 31, 1996 (unless extended by agreement of the parties or extended automatically as expressly provided in this Agreement).

                 "ENVIRONMENTAL LAWS" means all federal, state and local statutory laws, regulations or orders relating to pollution, protection of the environment or workplace health and safety, including those relating to the manufacture, production, distribution, use, treatment, storage, disposal, transport or handling, emission, discharge or release of pollutants, contaminants, chemicals, industrial or toxic materials or wastes, Hazardous Materials or nuisance.

                 "ESCROW AGREEMENTS" means the Closing Deliveries Escrow Agreement and the Purchase Price Escrow Agreement.

                 "FACILITIES" means any real property, leaseholds or other interests currently or formerly owned and operated by Company and any buildings, plants, structures or equipment currently or formerly owned or operated by Company.

                 "GAAP" means generally accepted accounting principles, consistently applied.

                 "GENERAL TAXES" shall mean (i) all annual or periodic ad valorem fees and other taxes and assessments, both general and special, and payments made in lieu thereof, on real or personal property and
         (ii) all other annual or periodic fees, taxes and similar charges imposed by any governmental unit, upon or with respect to the Assets, including, but not limited to, taxes, fees or similar charges (e.g. licenses) for the privilege of doing business. "General Taxes" shall not include motor fuel taxes, sales and use taxes, corporate franchise taxes, transfer taxes, income taxes, taxes based on gross income and other taxes described in Section 7.01(a).

                 "GOVERNMENTAL AUTHORIZATION" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any governmental or administrative body or pursuant to any Applicable Law.

                 "HAZARDOUS MATERIALS" means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or substitutes therefor, and asbestos and asbestos-containing materials.

                 "INTELLECTUAL PROPERTY INTANGIBLES" means (a) fictional business names, trading names, registered and unregistered trademarks, service marks, and applications; (b) patents, patent applications, and inventions and discoveries that may be patentable; (c) copyrights in both published works and unpublished works; (d) rights in mask works; and (e) know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints, whether owned, used, or licensed.

                 "KNOWLEDGE" where it refers to "knowledge" of Company means only the actual knowledge of J.P. Moran, R.W. Gundeck, R.G. Smith, M. Deniken, B. Tolleson, L. Stevens, D. Lefebre, D. Stafford, D. Darling,
         J. Ursino, L. Sorensen, M. Young, P. Pichelman, T. Frazier, D. Park and
         J. Throckmorton, and shall not refer to the knowledge of any other person in any way associated with Company.

                 "LIEN" means any mortgage, pledge, hypothecation, claim, security interest, encumbrance, right or interest of others, lease, license, easement, encroachment, covenant, title defect, lien, option or right of first refusal.

                 "ORDER" means any award, decision, injunction, decree, judgment, order, ruling subpoena or verdict issued, made or rendered by any court, administrative authority or agency or arbitrator.

                 "ORDINARY COURSE OF BUSINESS" means consistent with past custom and practice (including with respect to nature, quantity and frequency) in the normal day-to-day business operations of the applicable person. Without limiting the scope of actions which are not in the Ordinary Course of Business, actions requiring approval of a person's board of directors or any parent company shall not be in the Ordinary Course of Business.



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



                 "PERMITTED ENCUMBRANCES" means those Liens identified in
         Schedule 1.01(d), 3.05, and 3.06(b).

                 "PERSON" means any person, corporation, partnership, unincorporated association, limited liability company, or entity of any kind or nature whatsoever.

                 "PRODUCTS AND SERVICES" shall mean the products manufactured and the services provided by Company, which consist primarily of business forms (in both paper and electronic form) and printing services.

                 "PURCHASE PRICE ESCROW AGREEMENT" means an agreement in the form of the attached Exhibit 1.01(b).

                 "REAL PROPERTY" shall mean the parcels of land set forth on
         Schedule 3.06(a) together with all of Company's right, title and interest in and to the improvements, structures and buildings (other than temporary structures owned by contractors and Subsidiary-contractors) located thereon (including any railroad siding available thereto), construction in progress, all fixtures of every kind and nature whatsoever forming part of said improvements, structures and buildings and all easements, rights and appurtenances to any of the foregoing.

                 "TAXES" means all Federal, state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatever, and any related penalties, interest or additions to tax.

                 "WARN ACT" means the Workers Adjustment and Retraining Notification Act, 29 U.S.C. 2101 et. seq., and the regulations promulgated thereunder.


                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

         2.01 TRANSFER OF ASSETS. Subject to the terms and conditions set forth in this Agreement, Company agrees to sell, convey, assign, transfer, deliver, abandon and set over to Purchaser at Effective Time, and Purchaser agrees to purchase, accept and take from Company and acknowledge delivery and possession at the Effective Time of, the Assets free and clear of all Liens except the Permitted Encumbrances.

         2.02 AGGREGATE PURCHASE PRICE OF ASSETS. The aggregate purchase price for the Assets (hereinafter referred to as the "Purchase Price") shall be Forty-Seven Million Two Hundred Eleven Thousand and No/100 Dollars ($47,211,000), which shall be deposited in escrow to be held pursuant to the Escrow Agreement at Closing by Purchaser by wire transfer.

         2.03 ALLOCATION. The Purchase Price for the Assets shall be allocated as set forth in Schedule 2.03. Purchaser and Company agree to file their federal and state income tax returns (and Form 8594, if applicable) on the basis of the allocation set forth on Schedule 2.03, and neither shall thereafter take a tax return position inconsistent with such allocation unless such inconsistent position shall arise out of or through an audit or other inquiry or examination by the Internal Revenue Service or other taxing authority. The allocation shall be subject to adjustment as set forth in Section 2.07 below.

         2.04 MANNER OF EFFECTING SALE. The sale, conveyance, transfer, assignment and delivery of the Assets by Company to Purchaser shall be effected by such deeds, bills of sale, endorsements, assignments, transfers and other instruments of transfer and conveyance in such form as shall be reasonably requested by Purchaser or Purchaser's attorney.

         2.05 ASSUMPTION OF CERTAIN LIABILITIES BY PURCHASER. Effective upon the Effective Time, Purchaser shall, by written instrument in the form of Exhibit
2.05 attached hereto, assume and agree to pay, perform and discharge, and to indemnify Company against and hold it harmless from, all obligations and liabilities of Company identified as "Assumed Liabilities" on Schedule 2.05(a). Purchaser shall not assume, and Company agrees to pay, perform, and discharge, and to indemnify Purchaser against and hold it harmless from, all Excluded Liabilities (as defined in Schedule 2.05(b)). The parties' respective indemnification obligations under this Section shall be subject to the provisions of Article IX of this Agreement.

         2.06 CLOSING. Subject to the conditions set forth herein, the closing of the purchase and sale contemplated hereunder (hereinafter referred to as the "Closing", with the date of the Closing being referred to as the "Closing Date") shall take place at the offices of Long, Aldridge & Norman, Atlanta, Georgia, at a date and time mutually agreed to by Purchaser and Company but in no event later than December 23, 1996, unless the parties hereto have otherwise agreed to an extension. The Closing shall be effective as of the Effective Time. At the Closing, the parties shall make the respective deliveries identified in Schedule
2.06 to be held in escrow by the respective outside counsel to the parties pursuant to the Closing Deliveries Escrow Agreement and the Purchase Price Escrow Agreement. If the Closing cannot be effected on or before December 31, 1996 (or any extension thereof), this Agreement shall terminate on said date; provided, however, that in the event the expiration of all applicable waiting periods, or receipt of any relevant approvals, under H-S-R (as defined in Section 5.01(d)) have not incurred on or before December 31, 1996 (collectively, the "H-S-R Approvals"), the Closing Date shall automatically be extended to a date no later than three (3) days immediately following the receipt of all H-S-R Approvals; further provided, however, that if all H-S-R Approvals are not received as necessary to enable the Closing to occur on or before January 31, 1997, then this Agreement shall terminate effective 1159 p.m. on January 31, 1997 (if the Closing Date is extended as provided in this sentence, the Effective Time shall automatically be extended until 1159 p.m. on the day of the Closing Date). Company shall deliver possession of the Assets to Purchaser at the Effective Time. Provided the transactions herein contemplated are consummated and become effective in accordance with the terms hereof, Company shall reimburse Purchaser for the amount (the "Interest Differential") by which the aggregate interest paid by Purchaser to borrow the Purchase Price (at a per annum rate of 7.069%), for the period beginning upon the deposit of the Purchase Price into the Escrow Account (as defined in the Purchase Price Escrow Agreement) until the Effective Time, exceeds the amount of the Purchaser Accrued Income (as defined in the Purchase Price Escrow Agreement). Company shall reimburse Purchaser for the Interest Differential by wire transfer of immediately available funds within fifteen (15) days of receipt by Company of Purchaser's calculation of the Interest Differential (the "Differential Calculation"). The Differential Calculation shall be set forth with sufficient detail, and shall include all supporting documentation, as is necessary for Company to confirm the accuracy of the Differential Calculation.

         2.07 ADJUSTMENT. The Purchase Price will be adjusted as follows (the "Purchase Price Adjustment"):

                 (a) Within ninety (90) days after the Effective Time, Company will deliver to Purchaser the Closing Balance Sheet (accompanied by Company's determination of the Purchase Price Adjustment). Purchaser agrees to make its employees promptly available to Company, and such employees shall provide prompt assistance to Company, to assist Company in the preparation of the Closing Balance Sheet. Purchaser will have thirty (30) days from receipt of the Closing Balance Sheet to object to the


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



         Closing Balance Sheet by written notice to Company. If Company does not receive notice of an objection within such time, the Closing Balance Sheet prepared by Company will be final and binding on the parties. If Purchaser timely notifies Company of an objection, the parties will have thirty (30) days from the date of Purchaser's notice to resolve the objection. If the parties do not resolve the objection within such time, either Company or Purchaser may submit the dispute to an accounting firm selected by Company from the list of Ernst & Young, LLP, Coopers & Lybrand, LLP, KPMG Peat Marwick, LLP, and Price Waterhouse, LLP (the "Independent Auditors") for resolution, and such resolution will be final and binding on the parties. The fees and expenses of the Independent Auditors will be borne by Company and Purchaser in proportion to the respective differences between their positions submitted to the Independent Auditors and the final determination of the Independent Auditors.

                 (b) The Purchase Price will be reduced dollar-for-dollar by the amount the Acquired Net Book Value on the Closing Balance Sheet is less than the Acquired Net Book Value on the Adjusted 9/30/96 Balance Sheet. The Purchase Price will be increased dollar-for-dollar by the amount the Acquired Net Book Value on the Closing Balance Sheet is greater than the Acquired Net Book Value on the Adjusted 9/30/96 Balance Sheet.

                 (c) If there is a Purchase Price Adjustment pursuant to this Section, within ten (10) days after final determination of the adjustment (whether by Purchaser's failure to object, agreement of the parties or determination by the Independent Auditors), Company or Purchaser, as applicable, will pay the applicable amount by wire transfer of immediately available funds.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

         Company represents and warrants to Purchaser as of the date hereof, as follows:

         3.01    ORGANIZATION AND RECORDS.

                 (a) Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties, including the Assets, and conduct the Business as now conducted. Company has qualified to do business and is in good standing in the States of California and the States listed on Schedule 3.01.

                 (b) The copies of the Articles of Incorporation, Bylaws, Minute Books of all directors' and shareholders' meetings, and stock records and transfer books previously delivered to Purchaser were complete and correct in all material respects as of the date of such delivery and as of the date hereof.

                 (c) Company does not own any equity interest, directly or indirectly, in any other entity.

         3.02    AUTHORITY AND CONFLICTS.

                 (a) Company has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Company of this Agreement and the performance by Company of the obligations undertaken by Company herein have been duly authorized by all necessary actions of Company. This Agreement is a binding, valid and enforceable agreement and obligation of Company.


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




                 (b) Except as set forth on Schedule 3.02, the execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not result in any violation of or default under (with or without notice, lapse of time or both), nor is any consent or approval required to avoid the default under or violation of (with or without notice, lapse of time or both), any term or provision of Company's Articles of Incorporation or Bylaws, or any Existing Agreement, or any judicial or administrative decree, judgment or order to which Company is a party or by which Company or the Assets are bound, nor will such execution, delivery or consummation give any governmental or administrative body or other person the right to challenge any of the transactions contemplated by this Agreement under any Applicable Law, or violate, contravene or conflict with or give any governmental or administrative body the right to revoke, withdraw, suspend, cancel, terminate or modify any Governmental Authorization.

         3.03 FINANCIAL STATEMENTS. Company has furnished to Purchaser prior to the execution of this Agreement unaudited financial statements, consisting of a balance sheet as of September 30, 1996 and a statement of income for the nine
(9) months then ended, and a balance sheet and a statement of income and retained earnings for Company's fiscal year ended December 31, 1995, all of said statements and related documents attached thereto having been prepared by Company. (All of the aforementioned financial statements are hereinafter referred to as the "Financial Statements"). The Financial Statements have been prepared from Company's books and records in accordance with GAAP, and fairly present the financial position of Company or results of operation of Company, as of the respective dates or periods, as applicable. Except for (a) the liabilities of Company disclosed or reserved against in the 9/30/96 Balance Sheet, (b) liabilities incurred by Company in the Ordinary Course of Business since September 30, 1996, and (c) executory obligations under agreements, Company does not have any liability or obligation, accrued, absolute, contingent or otherwise that GAAP would require be disclosed or reserved against.

         3.04 ABSENCE OF CERTAIN CHANGES. Since September 30, 1996, there have not occurred any changes or events which, alone or in the aggregate, have had or may reasonably be expected to have a material and adverse effect on the Company's financial position, the Assets or the Business. Except as set forth on
Schedule 3.04, to Company's knowledge since September 30, 1996 none of Company's top fifty (50) customers (based on sales for the prior calendar year) have indicated an intention to discontinue or otherwise materially reduce their total volume of purchases from Company.

         3.05 MACHINERY, EQUIPMENT, FURNITURE, TANGIBLE PERSONAL PROPERTY. Company has good and marketable title to the machinery, equipment, furniture and tangible personal property included in the Assets, free and clear of any Liens, except for (i) the matters, if any, set forth in Schedule 3.05 or Schedule 1.01(d), or (ii) Liens, if any, which do not materially detract from the value of the Assets subject thereto.

         3.06 REAL PROPERTY. The list of Real Property and interests in Real Property included on Schedule 3.06(a) is a correct and complete list of all Real Property owned by Company or in which Company has an interest, except for Real Property included as part of the Excluded Assets. Company has good and marketable title in fee simple to the Real Property free and clear of any Liens, except as set forth on Schedule 3.06(b) or Schedule 1.01(d).

         3.07 MATERIAL LEASES, CONTRACTS, PERMITS AND AGREEMENTS. The leases, contracts and agreements listed on Schedule 3.07(a) (hereinafter referred to collectively as the "Existing Agreements") include, as of the date hereof, all of the leases, contracts, and agreements of Company that are material to any of the Products and Services or the Business of the Company ("material", solely for the purposes of this Section 3.07, is defined as (a) related to any of the Products and Services or the Business and (b) both not cancelable without penalty on 30 days or less notice and involving the future expenditure of at least $5,000 or, if a


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



contract with a customer of Company, involving any of the top 200 customers by volume of sales in calendar year 1995. True and correct copies of the Existing Agreements have been made available by Company to Purchaser; and true and correct copies of all instruments entered into after the date hereof which would, had they been in effect on the date hereof, be Existing Agreements, will be made available by Company to Purchaser promptly upon the execution thereof (such future instruments are hereinafter referred to as the "Future Agreements", and Existing Agreements and Future Agreements are herein referred to collectively as "Corporate Agreements"). Except as set forth on Schedule 3.07(b), the Existing Agreements are all valid and existing agreements and have not been modified or amended. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will terminate, vary or constitute (with or without notice, lapse of time or both) a breach of any of the Corporate Agreements, other than as set forth on Schedule 3.07(b), which Schedule also identifies those Corporate Agreements that shall require a consent to assignment hereunder (collectively, the "Consent Required Agreements"). There has not occurred any default by Company under any of the Corporate Agreements and there has not occurred any event which with or without notice, lapse of time or both would constitute a default by Company under any Corporate Agreement.

         3.08    INTANGIBLE PERSONAL PROPERTY.

                 (a) Company has received no notice of infringement (and, to Company's Knowledge, no such infringement has occurred) or other complaint that its Business, Products and Services, or operations infringe the rights of others under patents, trademarks, trade names, copyrights, trade secrets, licenses or otherwise. Except as set forth on Schedule 3.08(a), Company owns all right, title and interest, free and clear of all Liens, in and to each of the Intellectual Property Intangibles included in the Assets that is material to the Business (except for the "Software", as defined in Section 3.08(b) below), and Company has the right to use without payment to a third party all Intellectual Property Intangibles used in the Business and not included in the Assets (except for commonly available software programs with a value or license fee of less than $500).

                 (b) With respect to all software that is included in the Assets and that was used by the Company in the Business (collectively, the "Software"), and that was used at any time by Company prior to the Effective Time, either (a) the Company owned all right title and interest in and to such Software or (b) Company had all necessary rights to use the Software in the manner so used. Company has, and, upon consummation of the transactions contemplated by this Agreement, Purchaser will have, all right, title and interest, free and clear of all Liens (subject, however, to the terms, conditions and provisions of those licenses identified in Schedule 3.08(b)), to all Software, provided the Software is used consistent with its "Current Use" (as defined below). For the purposes of this Section 3.08(b), "Current Use" shall mean use of the Software in a manner consistent with, and substantially similar to, the manner of use in which the Software is currently employed or utilized by Company in connection with the Business (the representation set forth in this Section 3.08(b) is referred to herein as the "Software Representation.")

         3.09 LEGAL PROCEEDINGS. Except as set forth on Schedule 3.09, there are no claims, actions, suits, proceedings or investigations pending or currently threatened before any Federal, state, municipal, or other court, governmental body, or arbitration tribunal, against Company, which, if adversely determined, would materially adversely affect the Business or any of the Products and Services or financial condition of Company. There is no order, decree or judgment of any kind in existence enjoining or restraining Company, its directors, officers, or employees or requiring any of them to take any action of any kind.

         3.10 EMPLOYMENT AGREEMENTS AND LABOR DISPUTES; EMPLOYEES. Except as set forth on Schedule 3.10(a), there are no collective bargaining agreements covering any employees of Company nor are there any written contracts of employment between any employee and Company. To the Company's knowledge, no


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



unfair labor practice complaint against Company is pending before the National Labor Relations Board. Schedule 3.10(b) sets forth a complete list of all employees of the Company, including each employee's date of hire and current compensation. Schedule 3.10(c) sets forth the severance policies for all persons subject to Assumed Severance, as defined in Schedule 2.05(a).

         3.11 NO VIOLATION OF LAW. To the knowledge of the Company, and except as set forth on Schedule 3.11, Company is not, has not been, and will not be in violation of any Applicable Law, where such violation may have a material adverse effect on any of the Products and Services, the financial condition of the Company, or the Business currently conducted by Company or prohibit Company from consummating the transactions contemplated hereby.

         3.12 INSURANCE POLICIES. Schedule 3.12 sets forth a complete and accurate list and description of all insurance policies and self insurance arrangements related to the Business that are in force or for which Company has paid or is obligated to pay all or part of the premiums (other than policies or arrangements related to employee benefit plans). Company has made available to Purchaser true, correct and complete copies of each of the policies listed on
Schedule 3.12. To Company's Knowledge, no claims are pending under any of such policies or arrangements and, to Company's knowledge, no events have occurred which would give rise to a right to pursue a claim under any such policy or arrangement. To the Company's knowledge, there are no outstanding requirements or recommendations by any current insurer or underwriter with respect to the Assets or the Business or any of the Products and Services which requires or recommends changes in the conduct of the Business or the manufacture or rendering of any of the Products and Services or requires any repairs or other work to be done with respect to any of the Assets.

         3.13 AGREEMENTS IN FULL FORCE AND EFFECT. Except as expressly set forth in Schedule 3.13, all material contracts and agreements referred to, or required to be referred to, herein or in any Schedule delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar laws affecting creditors' rights generally and general principles of equity.

         3.14 SURVIVAL. All representations and warranties made by Company shall survive the Effective Time for a period of one (1) year only; provided, however, that (i) the Software Representation shall survive the Effective Time for a period of three (3) years, and (ii) if notice of a claim for indemnification under Article IX with respect to the breach of any representation or warranty is provided to the Company prior to the end of the applicable period, the applicable representation or warranty shall survive until the related claim for indemnification has been finally resolved.

         3.15 GOVERNMENTAL AUTHORIZATIONS. Except as set forth on Schedule 3.15, Company has obtained all Governmental Authorizations required in connection with the Business or the ownership or operation of any of the Assets.

         3.16 ENVIRONMENTAL MATTERS. Except as set forth in Schedule 3.16 or with respect to Excluded Assets, and to Company's knowledge, (i) Company has no Environmental Liability, nor (ii) has it caused, taken, suffered or failed to take any action that has resulted in or is likely to result in any Environmental Liability. Company has made available to Purchaser all material studies, analyses, and test results in Company's possession relating to the environmental condition of, on or under any Facility.

         3.17 OTHER ASSETS. Except as set forth on Schedule 3.17, the Company does not use any assets which are material, alone or in the aggregate, to the conduct of the Business and which are not included in the Assets.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Company as follows:

         4.01 ORGANIZATION. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of Ohio and is qualified to do business and is in good standing within the State of Ohio.

         4.02 AUTHORITY AND CONFLICTS.

                 (a) Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of the obligations undertaken by Purchaser herein have been duly authorized by all necessary action of Purchaser. This Agreement is a binding, valid and enforceable agreement and obligation of Purchaser.

                 (b) The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not result in any violation of or default under (with or without notice, lapse of time or both), nor is any consent or approval required to avoid the default under or violation of (with or without notice, lapse of time or both), any term or provision of Purchaser's Articles of Incorporation or Bylaws, or any indenture, mortgage, deed to secure debt, security agreement, loan agreement or other agreement to which Purchaser is party or by which Purchaser is bound, or any judicial or administrative decree, judgment or order to which Purchaser is a party or by which Purchaser is bound, nor will such execution, delivery or consummation give any governmental or administrative body or other person the right to challenge any of the transactions contemplated by this Agreement under any Applicable Law.

         4.03 PURCHASER'S INDUCEMENT. In entering into this Agreement, Purchaser represents and warrants that it has not been induced nor has Purchaser relied upon any representations, warranties or statements of Company, or any of the officers, directors, agents or representatives of Company (including, without limitation, any representations, warranties or statements made in the Descriptive Memorandum supplied to Purchaser), not set forth in this Agreement, whether or not such representations, warranties or statements have actually been made in writing or orally, relating to (a) the earnings, the Assets, net worth, properties, prospects, business, profits or condition of the Company, (b) the status of the relationships of the Company with its customers and suppliers, or
(c) any other matter.

         4.04 FINANCING. Purchaser has available to it on the date of execution of this Agreement, and will have at the Closing, sufficient immediately available funds in cash or pursuant to credit agreements, to enable Purchaser to pay the Purchase Price and to effect the consummation of the transactions described herein.

         4.05 SURVIVAL. All representations and warranties made by Purchaser shall survive the Effective Time for a period of one (1) year only; provided, however, that if notice of a claim for indemnification under Article IX with respect to the breach of any representation or warranty is provided to Purchaser prior to the end of such period, the applicable representation or warranty shall survive until the related claim for indemnification has been finally resolved.

                                    ARTICLE V

                               CLOSING CONDITIONS

         5.01 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION. The obligation of Purchaser to purchase the Assets, and to assume the Assumed Liabilities, is subject to the satisfaction on and as of the Closing Date of each of the following conditions:

                 (a) Purchaser shall have received from Company all materially required consents by all parties in interest to assignments of (i) the Consent Required Agreements identified on Schedule 3.07(b) and (ii) all Future Agreements with respect to which a consent to assignment as contemplated herein is required and that are designated by Purchaser as being subject to this Section 5.01(a) by notice from Purchaser to Company within five (5) business days after receipt of copies of such Future Agreements by Purchaser, except, in either case, where the failure to obtain any such consent would not alone, or in the aggregate, have a material and adverse effect on the Business, the Products and Services, or use of the Assets after the Closing Date.

                 (b) There shall not exist any inaccuracies in the representations and warranties of Company contained herein that, in the aggregate, has or is reasonably likely to have a material adverse effect on Purchaser; Company shall have complied with all material obligations, covenants and conditions required to be complied with by it pursuant hereto on or prior to the Closing Date; and Purchaser shall have received a certificate of the President of Company, dated the Closing Date, to such effect;

                 (c) No action, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority shall have been instituted to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement;

                 (d) All governmental authorizations, consents and approvals necessary for the valid consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect. All applicable governmental pre-acquisition filing, information furnishing and waiting period requirements, including expiration of all applicable waiting periods pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("H-S-R"), shall have been met or such compliance shall have been waived by the governmental authority having authority to grant such waivers;

                 (e) Company shall not have made any assignment for the benefit of creditors nor shall a receiver, liquidator, or trustee of Company or any of its property have been appointed, nor shall any voluntary or involuntary petition for bankruptcy, reorganization, or arrangement of Company pursuant to the Federal Bankruptcy Act, or any similar statute, have been filed;

                 (f) Company shall have delivered opinions of counsel in form and substance reasonably satisfactory to Purchaser and its counsel and containing the opinions identified in Exhibit 5.01(f);

                 (g) Curtis 1000, Inc. will have executed a supply agreement with Purchaser in substantially the form of Exhibit 5.01(g);

                 (h) Company shall have delivered a certificate of incumbency executed by the president and secretary of the Company;

                 (i) Company shall have delivered to Purchaser a certificate executed by a duly authorized officer of Company containing copies of the resolutions duly adopted by the board of directors and shareholder of Company approving and authorizing this Agreement and its consummation (such officer will also certify that such resolutions have not been revoked or modified and remain in full force and effect); and

                 (j) Company and American Business Products, Inc. ("ABP") shall have executed a covenant not to compete with Purchaser in substantially the form of Exhibit 5.01(j);

                 (k) Company and its counsel shall have executed the Closing Deliveries Escrow Agreement; and

                 (l) Company and Bank shall have executed the Purchase Price Escrow Agreement.

                 In case any of the foregoing conditions shall not be fulfilled at or before the Closing Date, Purchaser may rescind this Agreement by notice to Company, and in such event Purchaser shall be released from all obligations hereunder; provided, however, that any of the said conditions may be waived in whole or in part by Purchaser without prejudice to its rights of rescission in the event of the non-fulfillment of any other condition or conditions, any such waiver to be binding on Purchaser only if such waiver is in writing.

         5.02 CONDITIONS PRECEDENT TO COMPANY'S OBLIGATIONS. The obligations of Company to sell and convey the Assets and to transfer the rights to be transferred pursuant to this Agreement, are subject to the satisfaction on and as of the Closing Date of each of the following conditions:

                 (a) There shall not exist any inaccuracies in the representations and warranties of Purchaser contained herein that, in the aggregate, has or is reasonably likely to have a material adverse effect on Company; Purchaser shall have complied with all material obligations, covenants and conditions required to be complied with by it pursuant hereto on or prior to the Closing Date; and Company shall have received a certificate of the President of the Purchaser, dated the Closing Date, to such effect; and

                 (b) The conditions precedent contained in Sections 5.01(c),
         (d) and (e) hereof shall have been satisfied;

                 (c) Purchaser shall have delivered an opinion of counsel in form and substance reasonably satisfactory to Company and its counsel and containing the opinions identified in Exhibit 5.02(c);

                 (d) Purchaser shall have delivered a certificate of incumbency executed by the president or an authorized vice president and secretary or an authorized assistant secretary of Purchaser;

                 (e) Purchaser shall have delivered to Company a certificate executed by a duly authorized officer of Purchaser containing copies of the resolutions duly adopted by the board of directors of Purchaser approving and authorizing this Agreement and its consummation. Such officer will also certify that such resolutions have not been revoked or modified and remain in full force and effect;

                 (f) Purchaser and Bank shall have executed the Purchase Price Escrow Agreement; and

                 (g) Purchaser and its counsel shall have executed the Closing Deliveries Escrow Agreement.

                 In case any of the foregoing conditions shall not be fulfilled at or before the Closing Date, Company may rescind this Agreement by notice to Purchaser, and in such event Company shall be released from all obligations hereunder; provided, however, that any of the said conditions may be waived in whole or in part by Company without prejudice to its rights of rescission in the event of the non-fulfillment of any other condition or conditions, any such waiver to be binding on Company only if such waiver is in writing.

         5.03 BEST EFFORTS. Each of the parties hereto covenants and agrees to use its best efforts to effect the transactions contemplated in this Agreement including, without limitation, using its best efforts to cause the satisfaction of all conditions precedent in this Article V.


                                   ARTICLE VI

                              ADDITIONAL COVENANTS

         6.01 COMPANY'S RESPONSIBILITIES DURING EXECUTORY PERIOD. From the date hereof and at all times pending the earlier of (i) the actual Effective Time, or
(ii) the termination of this Agreement, Company covenants and agrees that:

                 (a) Company will operate Company's business in the Ordinary Course of Business, consistent with the exercise of reasonable business judgment and will not enter into any Future Agreement, other than in the Ordinary Course of Business, without the prior written consent of Purchaser;

                 (b) Company will endeavor, consistent with the exercise of reasonable business judgment, to continue the employment of all key employees of Company in their present positions upon the same terms and conditions, and to maintain all present relationships with suppliers, customers, and others having business relations with Company;

                 (c) At all times prior to the Closing, Purchaser and its attorneys, accountants, inspectors, representatives, and agents shall be given full access, including the right to copy all relevant documents during normal business hours, to the Assets, all other properties, books, accounts and records pertaining to the Assets or the Business and all data, information and documents concerning the business, finances, properties, organization and ownership of Company that they may request, provided that (i) Purchaser shall not disrupt the normal business routine of Company and (ii) Purchaser shall keep all information obtained from such investigation strictly confidential as provided herein; provided, however, that Purchaser may disclose such information as may be required by its lenders, and by any relevant governmental agency or body. Company shall use reasonable efforts to assist Purchaser and such representatives in such investigation and in obtaining for Purchaser full access to third parties with whom Company has agreements or business dealings relevant hereto and access to documents and records in connection with such dealings; and

                 (d) Company will furnish to Purchaser (i) all financial statements of Company, including internal monthly and quarterly data, for all periods subsequent to the date of this Agreement, promptly upon the final preparation of such statements, and (ii) revised Schedules if any matter subsequently arises or is discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or listed in a Schedule. Any such supplemental disclosure will be deemed to have been disclosed as of the date of this Agreement if Purchaser proceeds with the Closing following receipt of such supplemental disclosure.

         6.02 CONFIDENTIALITY. In connection with this Agreement the parties may have access to information which is nonpublic, confidential or proprietary in nature. All of such information, in whole or in part, together with any analyses, compilations, studies or other documents prepared by any party, which contain or otherwise reflect any such information is hereinafter referred to as the "Information." Each party hereby agrees that the Information will be kept confidential and shall not, without the prior mutual written consent of the parties, be disclosed, in any manner whatsoever, in whole or in part, and shall not be used by any party following the termination of this Agreement. Each party agrees to transmit the Information only to its respective employees and representatives who need to know the Information and who shall agree to be bound by the terms and conditions of this Agreement. In any event, each party shall be responsible for any breach of this Agreement by its respective employees or representatives, and each party agrees to keep a record of the location of the Information. If the transactions contemplated hereunder are not consummated, the Information, except for that portion of the Information which consists of analyses, compilations, studies or other documents prepared by each party's respective employees and representatives, will be returned to the other promptly upon request and no party shall retain any copies (except that the returning party may retain a list of those items so returned). That portion of the Information, and all copies thereof, which consists of analyses, compilations, studies or other documents prepared by each party's respective employees and representatives will be subject to the terms of this Agreement and promptly destroyed. In the event any party becomes legally compelled to disclose any of the Information, such party will provide to the other parties prompt notice so that each other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or compliance with the provisions of this Agreement is waived, a party will furnish only that portion of the Information which is legally required, and to the extent requested by the other party, will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Information. The term "Information" does not include information which (i) was known to any party about another party prior to its disclosure, provided that such information, to the knowledge of the receiving party, was lawfully obtained or developed, (ii) becomes generally available to the public other than as a result of a disclosure by a party in violation of this Agreement, or (iii) becomes available from a source other than a party to this Agreement, if to the knowledge of the receiving party, the source is not bound by a confidentiality agreement and such source lawfully obtained such information. Notwithstanding the foregoing, Company shall, on a post-Closing basis, continue to have access to the Information that was supplied to Purchaser by Company or at Company's direction or request, as reasonably necessary to Company, and Company may maintain copies of all current or historical records of Company.

         6.03 HART-SCOTT-RODINO NOTIFICATION. Company and Purchaser shall each promptly prepare and file a notification with the United States Justice Department (the "Justice Department") and the Federal Trade Commission (the "FTC"), as required by H-S-R. Company and Purchaser shall cooperate with each other in connection with the preparation of such notifications, including sharing information concerning sales and ownership and such other information as may be needed to complete such notification, and providing a copy of such notification to the other prior to filing. Each of Company and Purchaser shall keep all information about the other obtained in connection with the preparation of such notification confidential pursuant to Section 6.02 above. Company and Purchaser shall evenly divide between them the filing fees required under the regulations promulgated pursuant to H-S-R. In the event Company and Purchaser shall receive a request for additional information or documentary material from the Justice Department or the FTC, (i) Company shall be primarily responsible for responding to such request, and (ii) Purchaser shall not respond to such request or furnish any additional information or documentary material without first notifying Company in writing.

                                   ARTICLE VII

                             POST-CLOSING COVENANTS

         7.01    TAXES AND ASSESSMENTS.

                  (a) Company shall be responsible for the payment of the following:

                           (i) all federal, state and other Taxes imposed upon Company's net income from the transactions contemplated hereunder
                                    (including but not limited to federal Taxes based upon depreciation recapture and federal Taxes based upon the recapture of investment tax credit);

                           (ii) Taxes payable by Company on gross income from the sale of the Assets to the Purchaser hereunder;

                           (iii) any penalties, interest, or similar charges with respect to the Taxes enumerated in this Section; and

                           (iv) any other Taxes due or to become due from or with respect to the Company, its assets or its operations, except those Taxes described in Section 7.01(b).

                  (b) Purchaser shall be responsible for the payment of the following:

                           (i) all sales and use Taxes imposed on the purchase, sale, use or transfer of property by Company as a result of the Closing;

                           (ii) realty transfer Taxes imposed on the conveyance of the Real Property, as well as any filing or recording fees or mortgage taxes applicable to such transfer; and

                           (iii) all General Taxes assessed or incurred with respect to the period after the Effective Time. In the event any such Taxes are assessed or incurred for a period both before and after the Effective Time, the liability for the applicable Taxes will be pro rated between Purchaser and the Company.

                 (c) In the event any deficiencies are assessed or refunds made with respect to any of the Taxes provided for in this Section 7.01, deficiencies shall be the responsibility of, or refunds shall be paid to, the party having the responsibility for the payment of the Tax pursuant to this Section 7.01.

         7.02 DAMAGE TO CERTAIN FACILITIES. Company covenants and agrees that it shall reimburse Purchaser for all expenses actually incurred by Purchaser to repair damage existing on the date hereof to the Company's facilities located in Livermore, California and Ontario, California to the extent Purchaser repairs the physical structure of the such facilities. Purchaser shall provide Company with access to its engineers and any engineering reports generated in support of the necessity of the foregoing repairs, if any. To facilitate such repairs, the parties have agreed to follow the following steps:

                 (a) On or before February 28, 1997, Purchaser will submit to Company for its approval (which will not be unreasonably withheld) a proposal identifying the scope of the repairs. Company will indicate its approval or rejection of the proposal within ten (10) days after receipt. If Company rightfully rejects the proposal, the parties will promptly repeat this process until approval of a proposal has been obtained. The proposal so approved is referred to in this Agreement as the "Approved Proposal."

                 (b) Once the Approved Proposal has been identified, Purchaser will submit to Company for approval (which will not be unreasonably withheld) a contract to perform the repairs pursuant to the Approved Proposal. Company will indicate its approval or rejection of the proposal within ten (10) days after receipt. If Company rightfully rejects the contract, the parties will promptly repeat this process until approval of a contract has been obtained. The contract so approved is referred to in this Agreement as the "Approved Contract."

                 (c) Company shall promptly reimburse Purchaser from time to time upon request for amounts actually expended by Purchaser pursuant to the Approved Contract.



                                  ARTICLE VIII

                            CASUALTY AND CONDEMNATION

         8.01 CASUALTY. The risk of any loss, or damage or destruction to any of the Assets from fire or other casualty or cause shall be borne by Company at all times prior to the Effective Time. Upon the occurrence of any material loss or damage to any of the material Assets as a result of fire, casualty or other causes prior to the Effective Time ("Affected Assets"), Company shall immediately notify Purchaser of the same in writing, stating with particularity the extent of loss or damage incurred, the cause thereof, if known, and the extent to which restoration, replacement and repair of the Affected Assets lost or destroyed will be reimbursed under any insurance policy with respect thereto. Purchaser shall have the option, exercisable within ten (10) days after receipt of such notice from Company to take one of the following courses of action (and the Closing Date and the Effective Time will be extended if necessary to provide such a ten (10) day period):

                 (a) Postpone the Effective Time (and the Closing if it has not occurred) until such time as such Affected Assets have been completely repaired, replaced or restored by Company (provided, however, that in the event the loss or damage incurred with respect to the Affected Assets less the insurance proceeds with respect to such Affected Assets exceeds $5,000,000.00, Purchaser may not elect this option without the agreement of Company failing which Purchaser may exercise its rights under clause (c) of this Section 8.01); or

                 (b) Elect to maintain the Effective Time then in effect (and to consummate the Closing if it has not already occurred) and accept the Affected Assets in their "then" condition, in which event Company shall assign to Purchaser all rights under any insurance claim covering the loss and pay over to Purchaser any proceeds under any such insurance policy theretofore received by Company with respect thereto; or

                 (c) Decline to close, or, if the Closing has occurred, to rescind the Closing, but only if loss or damage exceeds twenty percent (20%) of the Purchase Price. If Purchaser so elects, this Agreement shall be terminated and the parties hereto shall have no further rights, duties or obligations hereunder.

         8.02 CONDEMNATION. If prior to the Effective Time any of Company's Real Property shall have been taken by condemnation in any proceeding by a public authority or other body vested with the power of eminent domain or shall have been acquired by a public or quasi-public body for public purposes, or if condemnation proceedings therefor shall have been instituted, Company shall give Purchaser prompt notice of such occurrence. If such condemnation takes, or proposes to take, all of Company's Real Property, Purchaser may cancel this Agreement by giving Company notice to such effect within ten (10) days after Company's notice to Purchaser of such occurrence, with the date of the Closing (and/or the Effective time, as applicable) to be extended, if necessary, to provide such a ten (10) day period. If Purchaser shall so elect to cancel this Agreement, the parties hereto shall have no further rights, duties, or obligations hereunder. If the taking or proposed taking does not include all of Company's Real Property, but includes such portion of Company's Real Property as shall, in Purchaser's reasonable judgment, materially and substantially interfere with Purchaser's intended uses of the Assets, then Purchaser may cancel this Agreement by giving the Company written notice to such effect within ten (10) days after receipt of the Company's notice of such occurrence, with the date of the Closing to be extended, if necessary, to provide such ten (10) day period. If Purchaser shall so elect, this Agreement shall be terminated and the parties hereto shall have no further rights, duties, or obligations hereunder. If this Agreement is not terminated as provided above, this Agreement shall remain in full force and effect and the purchase contemplated herein, less any portion of the Company's Real Property taken by eminent domain or condemnation, or sold in lieu thereof, shall be consummated without reduction of the Purchase Price. In such event, the Company shall, at the Closing, assign, transfer, and set over unto Purchaser all of the Company's right, title and interest in and to any awards or proceeds paid or payable for such taking or sale in lieu thereof.


                                   ARTICLE IX

                                 INDEMNIFICATION

         9.01    AGREEMENT TO INDEMNIFY.

                 (a) Subject to the terms and conditions set forth herein, from and after the Effective Time, Company shall indemnify and hold harmless Purchaser from and against all liability, assessments, losses, charges, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively "Damages") incurred by the Purchaser as a result of or arising out of (i) a breach of any representation or warranty made by Company in this Agreement when made or at and as of the Effective Time as though such representation and warranty were made at and as of the Effective Time, and (ii) any breach of or noncompliance by Company of any covenant or agreement made by Company and contained in this Agreement which are not waived by the Purchaser prior to Closing.

                 (b) Subject to the terms and conditions hereof, from and after the Effective Time, Purchaser shall indemnify and hold harmless Company from and against all Damages incurred by Company as a result of or arising out of (i) a breach of any representation or warranty made by Purchaser in this Agreement when made or at and as of the Effective Time as though such representation or warranty were made at and as of the Effective Time, or (ii) any breach or noncompliance by Purchaser with any covenant or agreement made by Purchaser and contained in this Agreement which are not waived by the Company prior to Closing.

                 (c) The parties agree that a Purchase Price Adjustment will not be subject to this Article IX.

         9.02 LIMITATIONS OR INDEMNIFICATION. Each party's obligation to indemnify the other pursuant to this Article IX hereof is subject to the following limitations:

                 (a) Except as provided in the sentence immediately following this sentence, no indemnification shall be made unless the aggregate amount of Damages incurred by the party seeking indemnification exceeds $500,000 and, in such event, indemnification shall be made only for the aggregate amount of Damages incurred by the party seeking indemnification in excess of $250,000 (collectively, the "Claim Limitations"). Notwithstanding the preceding sentence: (i) Company's indemnification obligations for the Specific Excluded Liabilities (as defined in Schedule 2.05(b)) shall not be subject to the Claim Limitations and indemnification shall be made for all related Damages from the first dollar; (ii) Company's indemnification obligations for the Environmental Liabilities other than the Specific Excluded Liabilities and Off-Site Liabilities shall not be subject to the Claim Limitations and indemnification shall be made for fifty percent (50%) of all related Damages from the first dollar; (iii) Purchaser's and Company's indemnification obligations for their respective obligations under the "employee matters" letter among ABP, Company and Purchaser dated as of the date of Closing and the form of which is attached hereto as Exhibit 9.02 shall not be subject to the Claim Limitations and indemnification shall be made for all related Damages from the first dollar; (iv) Purchaser's indemnification obligations for the Assumed Liabilities shall not be subject to the Claim Limitations and indemnification shall be made for all related Damages from the first dollar; and (v) Company's indemnification obligations for any breach or inaccuracy of the Software Representation shall not be subject to the Claim Limitations and indemnification shall be made for all related Damages from the first dollar.

                 (b) In no event shall Company's aggregate obligation to indemnify Purchaser or Purchaser's aggregate obligation to indemnify Company exceed the Purchase Price;

                 (c) The amount of any Damages shall be reduced by any amount actually received by the party seeking indemnification with respect thereto under any insurance coverage or from any other party alleged to be responsible therefor, less all related costs and expenses, including reasonable attorneys' fees and expenses (the "Net Third Party Recovery"). The party seeking indemnification shall use reasonable efforts (at the expense of the indemnifying party, which expenses shall be reimbursed as incurred if requested by the party seeking indemnification) to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility; provided, that the party seeking indemnification shall not have any obligation to exhaust any of its remedies under any such insurance coverage or against any such other party or to collect any amounts from either source as a condition to the indemnifying party's obligation to pay any Damages under this Article IX. Accordingly, if the party seeking indemnification receives an amount under insurance coverage or from such other party with respect to a matter for which the indemnifying party has previously paid all Damages which it was obligated to pay under this Article IX (assuming no such subsequent Net Third Party Recovery), then the party seeking indemnification shall reimburse the indemnifying party from such subsequent Net Third Party Recovery in an amount equal to the lesser of the Net Third Party Recovery or the Damages actually paid by the indemnifying party (exclusive of amounts paid as reimbursement of expenses incurred by the party seeking indemnification in connection with obtaining the Net Third Party Recovery).

                 (d) Each party shall be obligated to indemnify the other party only for those Damages as to which the party seeking indemnification has given the party from whom indemnification is sought written notice thereof within the time requirements set forth in Section 9.03 hereof. Any claim which is not timely asserted in the manner specified herein shall be void to the extent of any resulting prejudice to the indemnifying party from such delay. Any written notice delivered by either party hereto to the other with respect to Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof. In addition, the party seeking indemnification shall provide such information and documentation as may be reasonably requested by the party from whom indemnification is sought to support and verify the claim asserted; and

                 (e) Neither party hereto shall in any case be obligated to indemnify the other party hereto with respect to any Damages incurred as a result of any breach of any representation or warranty or noncompliance with any covenant of any party contained in this Agreement if the party from whom indemnification is sought can prove by clear and convincing evidence that the party seeking indemnification had knowledge of such breach, inaccuracy or noncompliance prior to the Closing.

         9.03 THIRD PARTY INDEMNIFICATION. The obligations of either party hereto to indemnify the other party under this Article IX with respect to Damages resulting from the assertion of liability by third parties (each, as the case may be, a "Claim"), will be subject to the following terms and conditions:

                 (a) The party seeking indemnification will give the party from whom indemnification is sought written notice of any such Claim within a reasonable time (i.e., such time as will not prejudice the contest, defense, litigation, or settlement of the Claim) after learning of such Claim, and the party from whom indemnification is sought may at its option undertake the defense thereof by representatives of its own choosing (the party seeking indemnification will have the right to be represented by counsel of its own choice and at its own expense to participate in any defense conducted by the other party; provided that the party seeking indemnification will be entitled to reimbursement therefor if the other party loses its right to defend, compromise and settle the Claim as provided below). If the party from whom indemnification is sought fails to assume the defense of any such Claim within 30 days after receiving notice of such Claim, the party seeking indemnification will have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk, and at the expense (which shall be promptly reimbursed by the other party upon request) of the party from whom indemnification is sought; provided, however, that as long as the party from whom indemnification is sought is reasonably contesting any claim in good faith and in a timely fashion the party seeking indemnification shall not pay or settle any such claim.

                 (b) Anything in this Article IX to the contrary notwithstanding, the party from whom indemnification is sought shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment (i) which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the party seeking indemnification of a written release from all liability in respect of such action, suit or proceeding or
         (ii) for other than monetary damages, without the prior written consent of the party seeking indemnification, which consent shall not be unreasonably withheld.

         9.04 LIMITATION ON CLAIMS. The parties hereto intend to shorten the statute of limitations and agree that no claims or causes of action may be brought against either party hereto or any of their respective directors, officers, employees, affiliates, controlling persons, agents or representatives, based upon, directly or indirectly, any of the representations, warranties, covenants or agreements contained herein after the first anniversary of the Effective Time; provided, however, that such period shall be extended for claims or causes of action related to (i) Excluded Liabilities as follows: (a) Environmental Liabilities other than Off-site Environmental Liabilities, but including the Excluded Liabilities identified by clause "(d)(1)" of Schedule 2.05(b) - fifth anniversary of the Effective Time; and (b) all other Excluded Liabilities not described in the foregoing clause (a) - third anniversary of the Effective Time, and (ii) any breach of Company's Software Representation - third anniversary of the Effective Time.

         9.05 EXCLUSIVE REMEDY. The indemnification provided pursuant to this
Article IX shall be the sole and exclusive remedy of each party hereto for Damages arising out of the breach of this Agreement, or any of the transactions or other agreements or instruments contemplated or entered into in connection herewith (including but not limited to all Exhibits attached or referenced herein), by the other party hereto.

         9.06 GUARANTY OF COMPANY'S INDEMNITY OBLIGATION. American Business Products, Inc., a Georgia corporation and owner of all of the issued and outstanding capital stock of Company, shall guaranty Company's indemnification obligation under this Article IX pursuant to the Indemnification Guaranty Agreement attached hereto as Exhibit 9.06.

                                    ARTICLE X

                                  MISCELLANEOUS

         10.01 BULK SALES LAW. Purchaser hereby waives compliance by Company with the provisions of the Bulk Sales Law of any state, and Company covenants and agrees to pay and discharge when due all claims of creditors which could be asserted against Purchaser by reason of such non-compliance to the extent that such liabilities are not Assumed Liabilities.

         10.02 RELEASE OF INFORMATION. The parties hereto agree, prior to Closing, to cooperate in releasing information concerning this Agreement and the transactions consummated herein. Each of the parties shall furnish to the other drafts of all releases prior to publication, and no release of such information shall be made other than upon the mutual agreement of the parties or as required by law. Nothing contained herein shall prevent either party at any time from furnishing any information to any governmental agency to the extent required by law.

         10.03 EXPENSES. Company and Purchaser shall each pay all costs and expenses incurred by each of them, or on their behalf respectively, in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of their own financial consultants, accountants and counsel; provided however, that in the event of any dispute concerning this Agreement or the transactions contemplated hereby, any court or arbiter of fact rendering a judgment or decision with respect to such dispute hereby is authorized and directed to award attorney's fees and all other costs or expenses to the prevailing party.

         10.04 BROKERAGE. Company hereby indemnifies and agrees to hold harmless Purchaser, pursuant to Article IX hereof, from and against any and all Damages arising, resulting, sustained or incurred by Purchaser by reason of any claim by any broker, agent, finder or other person or entity based upon arrangement or agreement made or alleged to have been made by Company in connection with the transactions contemplated under this Agreement. Purchaser does hereby indemnify and agree to hold harmless Company, pursuant to Article IX hereof, from and against any and all Damages arising, resulting, sustained or incurred by Company by reason of any claim by any broker, agent, finder, or other person or entity based upon any arrangement or agreement made or alleged to have been made by Purchaser in connection with the transaction contemplated under this Agreement.

         10.05 ENTIRE AGREEMENT. This Agreement supersedes the Descriptive Memorandum dated September 1996, the Confidentiality Agreement entered into between Purchaser and Dean Witter Reynolds, Inc. on behalf of Vanier and that certain letter of intent dated November 19, 1996 between Purchaser and Company. No representation, promise, inducement, or statement of intention has been made by Company or Purchaser which is not embodied in this Agreement or written statements, deeds, certificates, schedules, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and neither Company nor Purchaser shall be bound by or liable for any alleged representation, promise, inducement, or statement of intention not so set forth.

         10.06 SUCCESSORS AND ASSIGNS. Neither this Agreement nor any of the rights or obligations of the parties hereunder may be assigned or delegated by any of the parties hereto without the prior written consent of the other party; provided, however, that (i) Purchaser may assign some or all of its rights and obligations under this Agreement to a wholly owned subsidiary if Purchaser unconditionally guarantees the performance of the subsidiary under this Agreement as evidenced by an agreement in such form as Company may require, and
(ii) Company may assign its rights and obligations under this Agreement to ABP, without the prior written consent of Purchaser, in the event of the liquidation or dissolution of Company. This Agreement will be binding upon the parties hereto and their respective successors and permitted assigns.

         10.07 CAPTIONS; COUNTERPARTS. All captions and headings herein are inserted for the convenience of the parties only. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and which together will constitute one and the same instrument.

         10.08 SCHEDULES, EXHIBITS, ETC. Any and all schedules or exhibits referenced or incorporated herein are deemed to be a part of this Agreement and are binding and enforceable as to any terms contained therein.

         10.09 NOTICES. Any notices, requests, instructions, or other documents to be given hereunder by Company to Purchaser or by Purchaser to Company shall be in writing and, except as otherwise specifically provided herein, shall be delivered personally, sent by registered or certified mail, or delivered via express courier or overnight service (e.g., FedEx) as set forth below or at such other address as any party hereto may designate by prior written notice to the other:

     (a) If to Company, then to:    Vanier Graphics Corporation
                                    2100 RiverEdge Parkway
                                    Suite 1200
                                    Atlanta, Georgia 30328
                                    Attention: Chief Financial Officer,
                                               American Business Products, Inc.

         with a copy to:            American Business Products, Inc.
                                    2100 RiverEdge Parkway
                                    Suite 1200
                                    Atlanta, Georgia 30328
                                    Attention: Chief Financial Officer

                                    and

                                    Long, Aldridge & Norman
                                    303 Peachtree Street, Suite 5300
                                    Atlanta, Georgia 30308
                                    Attention: Jeffrey K. Haidet, Esq.

     (b) If to Purchaser, then to:  The Reynolds and Reynolds Company
                                    Business Systems Division
                                    3555 S. Kettering Blvd.
                                    Dayton, OH  45439
                                    Attention:   Daniel W. Dittman

         with a copy to:            The Reynolds and Reynolds Company
                                    115 S. Ludlow St.
                                    Dayton, OH  45402
                                    Attention:   General Counsel

With respect to those notices which must be given within certain time periods as set out herein, such notices will be deemed effective upon receipt.

         10.10 WAIVER. Either party hereto may expressly waive in writing compliance by the other with any of the covenants or conditions contained in this Agreement, except conditions imposed by law, but no failure of any party hereto to exercise any right or power given under this Agreement or to insist upon strict compliance with any obligations specified in this Agreement, and no custom or practice at variance with the terms of this Agreement, absent such an express written waiver, shall constitute a waiver of any party's right to demand exact compliance with the terms of this Agreement.

         10.11 GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Georgia.

         10.12 RIGHTS OF THIRD PARTIES. All conditions of the obligations of the parties hereto, and all undertakings herein, are solely and exclusively for the benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall have standing to require satisfaction of such conditions or to enforce such undertakings in accordance with their terms, or be entitled to assume that any party hereto will refuse to consummate the purchase and sale contemplated hereby in the absence of strict compliance with any or all thereof, and no other person or entity shall, under any circumstances, be deemed a beneficiary of such conditions or undertakings, any or all of which may be freely waived in whole or in part, by mutual consent of the parties hereto at any time, if in their sole discretion they deem it desirable to do so.

         10.13 "BEST EFFORTS." The use of the term "best efforts" herein will in no event require any party to (a) expend funds which are not commercially reasonable in relation to the transactions contemplated hereby or (b) take, or cause to be taken, any action which would have a material adverse effect with respect to it.

         10.14 "INCLUDING." Whenever the term "including" is used in this Agreement, it will mean "including, without limitation," (whether or not such language is specifically set forth) and will not be deemed to limit the range of possibilities of those items specifically enumerated.

         10.15 CERTAIN CONSENTS. Notwithstanding anything to the contrary herein, in the event any of the Corporate Agreements requires consent to assignment and such consent is not obtained prior to the Closing, then, if Purchaser proceeds with the Closing, until such consent has been obtained or the applicable Corporate Agreement terminates, the Corporate Agreement shall not be deemed assigned to Purchaser, but Purchaser shall be deemed to be Company's contractor or the parties shall make such other arrangements as necessary to assure Purchaser the benefits of the underlying agreement. In such event, Purchaser shall perform Company's obligations under the applicable agreement, such obligations shall be Assumed Liabilities and the benefits to inure to Purchaser shall be Assets for purposes of this Agreement.

         10.16 POST-CLOSING REIMBURSEMENT. If either party receives an asset or pays a liability which, pursuant to this Agreement, is the property or obligation of the other party hereto, the parties shall promptly make an appropriate cash settlement.







                      (This space intentionally left blank)

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, under seal, as of the day and year first above written.



                                            "COMPANY"

                                            VANIER GRAPHICS CORPORATION


                                            By: /s/ Michael C. Deniken
                                               -----------------------------
                                            Name:  Michael C. Deniken
                                                 ---------------------------
                                            Title: Treasurer
                                                  --------------------------

                                                           [SEAL]




                                            "PURCHASER"

                                            THE REYNOLDS AND REYNOLDS COMPANY


                                            By: /s/ Daniel W. Dittman
                                               -----------------------------
                                            Name: Daniel W. Dittman
                                                 ---------------------------
                                            Title: Senior Vice President,
                                                  --------------------------
                                                   Finance and Administration

                                                           [SEAL]

        Pursuant to Item 601(b)(2) of Regulation S-K, the following Schedules and Exhibits to the Asset Purchase Agreement have been omitted from this filing. American Business Products, Inc. will furnish supplementally a copy of any omitted Schedule or Exhibit to the Commission upon request.



                               INDEX OF SCHEDULES

     SCHEDULE      DESCRIPTION

       1.01(a)     Adjusted 9/30/96 Balance Sheet

       1.01(b)     Excluded Assets

       1.01(c)     Agreed Procedures for Closing Balance Sheet

       1.01(d)     Permitted Encumbrances

       2.03        Allocation

       2.05(a)     Assumed Liabilities

       2.05(b)     Excluded Liabilities

       2.06        Closing Deliveries

       3.01        Qualification to do Business

       3.02        Required Consents

       3.04        Customer Cancellations

       3.05        Machinery, Equipment, Furniture, Tangible Personal Property

       3.06(a)     Real Property

       3.06(b)     Encumbrances to Real Property

       3.07(a)     Existing Agreements

       3.07(b)     Exceptions to Existing Agreements

       3.08        Liens on Intangible Personal Property

       3.09        Legal Proceedings

       3.10(a)     Employment Agreements

       3.10(b)     Employees

       3.10(c)     Severance Policies

       3.11        Violations of Law

       3.12        Insurance Policies

       3.13        Exceptions to Agreements in Full Force and Effect

       3.15        Governmental Authorizations

       3.16        Environmental

       3.17        Certain Assets Used in the Business

                                INDEX OF EXHIBITS

     EXHIBITS      DESCRIPTION

       1.01(a)     Closing Deliveries Escrow Agreement

       1.01(b)     Purchase Price Escrow Agreement

       2.05        Assumption Agreement

       5.01(f)     Opinions of Company's Counsel

       5.01(g)     Supply Agreement

       5.01(j)     Non-Competition Agreement

       5.02(c)     Opinion of Purchaser's Counsel

       9.02        Form of Letter Agreement relative to "employee matters"

       9.06        Indemnification Guaranty Agreement


                                       26